Exhibit 4.41
CORRESPONDENT BANK AGREEMENT

PRINCIPAL

SOCINAL S.A. - CRÉDITO, FINANCIAMENTO E INVESTIMENTO, financial institution duly incorporated and validly existing pursuant to the Brazilian laws, headquartered in the City of Araruama, State of Rio de Janeiro, at Av. John Kennedy n. 150, sala 241, Centro, CEP 28979-123, enrolled with the Corporate Taxpayer’s Registry (“CNPJ/MF”) under No. 03.881.423/0001-56, herein represented by its undersigned legal representatives (“SOCINAL” or “PRINCIPAL”);

CORRESPONDENT

PAGSEGURO INTERNET S.A., duly enrolled with the CNPJ under No. 08.561.701/0001--01, headquartered in the city of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, nº 1.384, 4º andar, CEP 01451-001, herein represented pursuant to its Bylaws (“CORRESPONDENT”)
CORRESPONDENT

The parties qualified above (“Parties”), by this instrument and in the best form of law, enter into this Correspondent Service Agreement (“Agreement”), upon the following clauses and conditions mutually granted and accepted, by themselves and their successors on any account.
1- PURPOSE
1.1.The purpose of this Agreement is the provision of services by the CORRESPONDENT, under the guidelines established by the National Monetary Council, pursuant to article 2 of Resolution 3954/2011, performing activities of support, aiming the provision, to the PRINCIPAL’s customers and users (“Customer(s)”), for the following services and products: (i) receipt and routing of transaction offers of (a) loan transactions (“Loan Transactions”) and (b) financing and/or leasing transactions (“Financing Transactions/AM”), both are considered transactions by article 8, item V of Resolution 3954/2011 and jointly referred to as “Products”, (ii) supplementary services of collection of registration information and documentation, as well as data processing and control; and
(iii) any other services and products offered by the PRINCIPAL that may be agreed by the Parties.
1.2.The CORRESPONDENT may fully or partially delegate this Agreement, on a single level, upon the express consent of the PRINCIPAL.
1.2.1.In the event of delegation, all rights and obligations arising from this Agreement must be applicable to the subagent, and the CORRESPONDENT must execute a Delegation Agreement.
1.3.The Delegation Agreement referred in item 1.2.1 above shall be also signed by the PRINCIPAL, as intervening consenting party.
1.4.The specific conditions of the service provision will be handled by formal agreement, which upon execution by the Parties shall be an integral part of this document, upon dated and numbered exhibits (“Exhibit”).
2- CORRESPONDENT’S RESPONSIBILITIES
2.1.The CORRESPONDENT’s responsibilities are as follows:
2.1.1.To disclose to the public its condition as service provider for the PRINCIPAL, identified by its commercial name, with description of the Products and services offered and the PRINCIPAL’s support service and ombudsman telephone number, at the homepage of its online platform, and in other forms if required for public clarification;
2.1.2.To perform financial settlements with the PRINCIPAL, at most, every two business days;

2.1.3.To exclusively use the standards, operational norms and charts established by the PRINCIPAL, including at the proposition or application of fees, interest rates, calculation of the Total Actual Cost (CET) and any amounts calculated or due by the Customer, arising from the PRINCIPAL’s Products and procurement services;
2.1.4.To provide support to Customers in relation to demands involving questions, collection of documents, releases, complaints and other matters concerning the Products and services provided, which shall be immediately forwarded to the PRINCIPAL if they are not solved by the CORRESPONDENT within the term established by regulation in force;
2.1.5.To allow the Brazilian Central Bank to access the agreements entered into within the regulation of correspondents in force in Brazil, the documentation and information related to the Products and services provided, as well as to its facilities and the relevant documents with respect to corporate acts, records, registration and licenses required by law;
2.1.6.To comply with the support quality control plan established and disclosed by the PRINCIPAL, which considers, among other factors, the demands and complaints of the Customers, as well as the administrative measures to be adopted by the PRINCIPAL if any breach or non-compliance with the established standards is verified, including the possibility of interruption of the support provided to the public and the early termination of this Agreement in the events deemed as critical by the PRINCIPAL.
2.1.7.To present to the Customer, during the support provided to Loan and Financing/AM Transactions related to goods and services provided by the CORRESPONDENT, the plans offered by the PRINCIPAL and other financial institutions to which it provides the services subject matter hereof;
2.1.8.To ensure the use of badge by the members of its team that provides support to the Loan and Financing/AM Transactions, visibly showing to the Customer the members’ title, name and Individual Registry Number (CPF), if applicable;
2.1.9.To submit the identification of the CORRESPONDENT’s team member, including their name and CPF number, attached to the documentation to be submitted to the PRINCIPAL for the decision on the approval of the transaction claimed, specifying (a) for transactions related to goods and services provided by the CORRESPONDENT, the identification of the certified person, who is responsible, before the PRINCIPAL, for the support provided where the loan offer forwarded to the PRINCIPAL was collected; and (b) for other transactions, the identification of the certified person who carried out the support with the PRINCIPAL’s Customer;
2.1.10.To ensure that the team members providing support to Loan and Financing/AM Transactions are qualified by a certification test organized by entity renowned for its technical capacity, covering at least the technical aspects of the transactions, applicable regulation, Consumer Protection Code, ethics and ombudsman;
(i)For the CORRESPONDENT and provider of leased or financed goods and services, the certification of one person per point of support is accepted, person who shall be responsible, before the PRINCIPAL, for the support provided to the Customers.
(ii)The CORRESPONDENT must keep all of its team members mentioned in the head of the article, which is continuously updated, registered. Including all data on the certification process, with unrestricted access for consultation by the PRINCIPALS at any time.
2.1.11.To perform, on behalf of and as ordered by the PRINCIPAL, the release of funds to the beneficiary, for personal loan, or to the supply company, for financing or lease, provided that the total amount of payments, on a daily basis, will be the same as the amount of the funds received by the PRINCIPAL for said purpose;
2.1.12.To act on behalf and under the guidelines of the PRINCIPAL, ensuring the integrity, reliability, security and confidentiality of the transactions performed, as well as the compliance with laws and regulations concerning those transaction;
2.1.13.Before execution of the loan, financing and/or lease, to present to the Customer detailed information on the Total Actual Cost - CET of the transaction to be performed, through a spreadsheet breaking down all calculations;

2.1.14.To provide the expert workforce required to perform and supervise the services subject matter hereof;
2.1.15.To submit all documentation required to formalize the Products to the PRINCIPAL, including registration form, and being responsible for the accurate filling.
2.1.16.To be liable for acts performed by its team and any damages caused by its team, whether to the PRINCIPAL or its Customers.
2.1.17.To be liable before the PRINCIPAL and reimburse the PRINCIPAL for all and any losses, damages, penalties and expenses (including attorneys’ fees and judicial costs and deposits) arising from any claim, complaint, demand, lawsuit or administrative proceeding filed by third parties against the PRINCIPAL, plus legal interests and adjustment to inflation, from the disbursement by the PRINCIPAL until the actual reimbursement by the CORRESPONDENT, due to act, omission, negligence or unskillfulness, duly proven, of the CORRESPONDENT and/or subagents, including errors in the filling of registration forms and remittance to the PRINCIPAL and other documents in relation to the services provided by the CORRESPONDENT hereunder;
2.1.18.To remedy any non-compliance in the formalization of the transactions as soon as it is detected within ten (10) business days. If the non-compliance is not remedied within the term established above, the CORRESPONDENT shall be subject to having the payment of its compensation interrupted until said remediation is performed, without prejudice to other applicable legal and contractual fines, as well as to reimburse the PRINCIPAL with the full amount of the transaction performed if the non-compliance is not remedied, without prejudice to the application of any fines provided by law;
2.1.19.To assemble a structure allowing for the promotion and offering of the PRINCIPAL’s Products, and to use its best efforts to develop and ensure good level of acquisition of prospects;
2.1.20.To be liable for the proper use of codes and passwords to access the systems provided by the PRINCIPAL for the performance of the services subject matter of the Agreement, undertaking to not transfer them to third parties and keep them in confidentiality, as all other information obtained from said systems.
2.1.21.To allow the PRINCIPAL to access, directly or using hired third parties, its facilities and documents related to the services provided in the Agreement, whenever requested at least [*****] days in advance, and such permission does not exempt the CORRESPONDENT from complying with its obligations;
2.1.22.To inform the PRINCIPAL in writing about any modification to its corporate structure resulting in changes to its shareholding control, and submitting the relevant documents if requested by the PRINCIPAL.
2.2.Considering that the provision of services is restricted to the provisions herein, the CORRESPONDENT is hereby expressly and strictly forbidden, on its own account or on the account of its team, from practicing the following acts:
2.2.1.To use physical or virtual facilities with architecture setting, logo and indicative signs similar to the ones adopted by the PRINCIPAL;
2.2.2.To issue notes or bonds, to its favor, related to the transactions performed or to perform the collection, on any account, of amount related to the Products and services provided by the PRINCIPAL;
2.2.3.To perform the advanced payment to the Customer for the funds to be released by the PRINCIPAL;
2.2.4.To provide any type of guarantee, including joint obligation, in the transactions subject matter hereof;
2.2.5.To promote any type or form of advertisement of the Products, without the prior and express consent from the PRINCIPAL;
2.2.6.To condition the provision of the services or the offering of Products to any other products, whether they are owned by the PRINCIPAL or not;
2.2.7.To disclose, reveal, reproduce or inform third parties about any data, material, information, document, technical, business or scientific specifications, and innovation or improvement known by reason of this

Agreement, undertaking to use the received information exclusively for the performance of the activity herein agreed during and after the effectiveness of this Agreement; and
2.2.8.To receive any type of judicial or extrajudicial letter, notice, summons on behalf of the PRINCIPAL.
2.2.9.Whenever requested by the PRINCIPAL, the CORRESPONDENT undertakes to provide any information and/or documents proving the good standing of the activities performed, particularly concerning the compliance with the obligations subject matter hereof.
3 - PRINCIPAL’S RESPONSIBILITIES
3.1.The PRINCIPAL’s responsibilities are as follows:
3.1.1.To release funds from the transactions into the current account or payment account held by the Customer for loans, or held by the merchant/service provider for financing and leasing;
3.1.2.To provide the CORRESPONDENT with all the proper technical documentation and information, as well as to keep a permanent communication channel in order to clarify all questions about its Products, pursuant to regulation in force;
3.1.3.To suggest or restrict its Product line for the CORRESPONDENT’s operation, upon written notice, pursuant to item 6.4;
3.1.4.To establish the quality control plan to the services provided herein, which shall guide the performance of the CORRESPONDENT, including, among other factors, meeting the Customer’s requirements and providing support to the Customer’s complaints;
3.1.5.To analyze the offers concerning the Products, within the best technical standards;
3.1.6.To define the charges applicable to the Products, such as interest rates, index for any monetary adjustment, fees and conditions of the transactions, providing the CORRESPONDENT with the charts for calculation of the installments and amortization or settlement of the debt, for Customer’s information and assessment.
3.1.7.To fully undertake the responsibility for the services provided by the CORRESPONDENT, including in the event of delegation of the Agreement. This provision refers to the PRINCIPAL’s responsibilities before third parties, and it does not hold the CORRESPONDENT harmless from its responsibilities with the PRINCIPAL; and
3.1.8.To notify the CORRESPONDENT about any change to the bank regulation concerning Correspondents in Brazil.
4 – COMPENSATION
4.1.The CORRESPONDENT’s compensation shall be calculated according to the types of Product offered by the CORRESPONDENT, pursuant to this item 4.
4.2.Credit Transactions. The compensation of the CORRESPONDENT, who will, on behalf of the PRINCIPAL, offer Loan Transactions, shall be equivalent to a percentage levied on the amount of the loan that was actually released by the PRINCIPAL, provided that such percentage is previously informed to the CORRESPONDENT and confirmed in daily reports submitted by the PRINCIPAL to the CORRESPONDENT, pursuant to item 6.4.
4.2.1.Compensation payment shall comply with the rules of CMN Resolution No. 3.954 and its subsequent amendments, as follows: a) at the transaction hire: payment at sight, related to the efforts used to win the customer when of the origination of the transaction; and b) throughout the operation: pro-rata payment throughout the agreement, concerning other services provided after the origination.
4.1.1.1.With regard to the provisions in item 4.2.1., sub-item “a”, the amount paid at the transaction hire shall represent: at most [*****]%)of the amount of the submitted, renegotiated or renewed Loan Transaction.

Paragraph Two: In the event of cancellation of a Loan Transaction, the CORRESPONDENT shall return to the PRINCIPAL the compensation amount that was received and hereby authorizes the PRINCIPAL to proceed with the deduction of the relevant amount from the future compensation. Paragraph Three: Other events where payment of the compensation mentioned in sub-item “b” of item 4.2.1 above may be ceased shall be agreed between the parties and formalized pursuant to item 6.4.
4.3.The compensation shall be paid within [*****] days from the formalization of the Loan Transaction, upon credit in the current account held by the CORRESPONDENT, and its information shall be provided pursuant to item 6.4, upon the submission of service invoice, bill or receipt (“Tax Documents”) with respect to the services provided by the CORRESPONDENT.
4.3.1 If the receipt is submitted, in addition to the amounts charged, it shall include at least the description of the parties and the reason of issuance, and it shall not replace the Invoice when applicable local legislation requires said document.
4.3.2.The issuance of Tax Documents by the CORRESPONDENT shall confirm its consent to the amounts due by the PRINCIPAL as compensation for the services provided, and no additional amounts shall be claimed in the reference period included in the Tax Documents.
4.3.3.Until the actual delivery of the Tax Documents’ original counterparts to the PRINCIPAL, with reference to item 4.3, which shall within the date pre-established by the PRINCIPAL and subsequent to the date when the Loan Transactions were processed, the CORRESPONDENT represents to be aware of and to agree with its condition as trustee of such tax documents, pursuant to legislation in force.
4.3.4 If the CORRESPONDENT does not perform the obligation provided in item 4.3.3, the PRINCIPAL may interrupt future payment of compensation, resuming it only after the provision in that item is performed.
4.3.5.The wire transfer receipt is valid as proof of full, general and unrestricted discharge, and no other charge may be claimed, on any account, in relation to the purpose hereof.
4.3.6.The CORRESPONDENT shall reimburse the PRINCIPAL for the amounts paid as compensation related to Loan Transactions of financing or lease agreements that have been canceled due to (i) the exercise of the waiver right by the Customer; or (ii) the annulment of the purchase and sale agreement; or (iii) the impossibility of disposal or lease of the good in favor of the PRINCIPAL; or (iv) any other type of contractual defect resulting in its termination.
4.4.The issuance of invoice to the PRINCIPAL shall comply with the following rules, as applicable:
(i)for services provided in the city of São Paulo by companies headquartered in other city shall inform in the body of the invoice, together with the description of the service, their registration number with the City of São Paulo Registry (Municipal Decree No. 46.598 - São Paulo). If the issuer of the invoice is not registered, the amount equivalent to the ISS (Taxes on Services) and its collection to the Public Administration of the city of São Paulo shall be withheld at source.
(ii)for services provided outside the city of São Paulo, invoices shall be issued to the branch where the service was provided, subject to the procedures described in item (1);
(iii)for services provided in the city of São Paulo headquartered in the same city, there will be no specification for the issuance of the invoice.
4.5.The CORRESPONDENT must be enrolled with tax regime suitable to the provision of the services subject matter hereof and the taxes collection shall occur pursuant to legislation in force.
5 – EFFECTIVENESS
5.1.This Agreement becomes effective on the date of its execution, and shall remain in full force for [*****] months. The Term may be extended upon amendment duly executed by the Parties.

5.2.Any of the Parties may lawfully terminate this agreement, without prior written notice, in the event of adjudication of bankruptcy, filing of judicial recovery, judicial or extrajudicial liquidation of the other Party (or also intervention or submission to the Temporary Management System - RAET, by the Brazilian Central Bank), as well as in the event of new supervening laws and/or regulation, acts of God or events of force majeure lasting over [*****] days and which may hinder the provision of services.
5.3.The Parties may also terminate this Agreement, without cause, upon prior notice submitted [*****] days in advance. In that case, the obligations and rights arising from this Agreement shall remain in force until the actual terminal.
5.4.Whenever the reason of termination or rescission hereof allows, the Parties hereby agree to jointly and in good faith establish and implement a transition plan, and its execution shall have the guarantee of compliance with all active services and conditions, in order to mitigate the negative impacts on the transaction subject matter hereof. The transition plan shall have the maximum period of [*****] days from the termination or rescission hereof.
5.5.During the execution of the transition plan, each of the Parties shall fully comply with and perform all activities assigned and all the rights guaranteed during the regular provision of services, and no reduction to the activity and/or right will be allowed.
6 – GENERAL PROVISIONS
6.1.For the performance of its duties, the CORRESPONDENT represents and acknowledges that:
(i)the PRINCIPAL, at the execution or extension of this Agreement, must verify if there are any facts, at its discretion, that would discredit the CORRESPONDENT or its managers, setting preventive or remedial measures to be adopted in the event of confirmation, at any time, of such facts, including the interruption of the support provided to the public and termination hereof;
(ii)the performance, on its account, of transactions considered exclusive of financial institutions or other transactions prohibited by legislation in force, shall subject the CORRESPONDENT to the penalties provided in Laws No. 4.595 and No. 7.492/86;
(iii)it will comply with the provisions set forth by legislation in force, with respect to bank confidentiality and security, as well as with to prevent and fight activities related to the crimes provided in Law No. 9.613, of 03/03/1998, pursuant to Article 3 of Circular No. 2.987, of 04/19/2000 and its amendments;
(iv)the PRINCIPAL, within the term set forth by rules governing the activity of correspondent in Brazil, shall provide on its website, by e-mail or any other means that may be required by the Brazilian Central Bank and/or the National Monetary Council, its identification as company hired to provide the services subject matter hereof, including the following information: corporate name, doing business as (if any), headquarters’ address, CNPJ/MF number and the activities performed by the CORRESPONDENT provided herein; and
(v)it is a company duly incorporated pursuant to the Brazilian legislation and regulation by the Brazilian Central Bank and/or the National Monetary Council governing the activities of correspondent in Brazil;
(vi)it acknowledges all terms of Law 12.846, of August 1, 2013, and that it does not perform, and it will not perform, as well as it warrants that its employees and representatives do not practice, and they will not perform, the conducts provided therein; it adopts internal mechanisms and procedures related to integrity, audit and incentive of whistleblowing irregularities and conducts described in said legislation.
6.1.1. Measures mentioned in item 6.1(i) may be adopted by the PRINCIPAL or by the Brazilian Central Bank, and said agency may establish procedures to be added to the controls provided in item 6.1(i). Also, as an alternative and on cumulative basis, the Brazilian Central Bank may: (a) determine the adoption of additional procedures and controls, establishing a term for their implementation, if the control performed by the PRINCIPAL over the CORRESPONDENT is proven to be improper; and/or (b) recommend the interruption of the support provided to the public or the termination of this Agreement.

6.2.The CORRESPONDENT shall keep a formalized relationship, upon employment or other type of contractual bond, with the individuals members of its team, involved in the performance of this Agreement.
6.2.1.The CORRESPONDENT acknowledges that there is no employment bond between the persons described in the item above and the PRINCIPAL. The CORRESPONDENT must, exclusively and on its own account, bear any and all expenses, charges or legal obligations related to any labor, social security, tax, civil or any other legal nature, even if not pecuniary. Such liability shall survive the recognition of employment bond of any of its workers with the PRINCIPAL and/or companies under the same economic group. Moreover, the PRINCIPAL acknowledges that there is no employment bond between its employees and the CORRESPONDENT, undertaking the same obligations as to its employees.
6.2.2.The PRINCIPAL must notify the CORRESPONDENT on any actions filed by the CORRESPONDENT’s personnel, if the action has been filed exclusively against the PRINCIPAL, and the CORRESPONDENT undertakes to provide all necessary documents for the PRINCIPAL’s defense. Moreover, the CORRESPONDENT must notify the PRINCIPAL on any actions filed by the PRINCIPAL’s personnel, if the action has been filed exclusively against the CORRESPONDENT, and the PRINCIPAL undertakes to provide all necessary documents for the CORRESPONDENT’s defense. The notice to inform the fact mentioned in this section, whenever possible, shall occur within five (5) business days before the hearing.
6.2.3.Any amounts disbursed or deposited by the PRINCIPAL related to such court actions, for defense, appeal or to execute the award, are hereby acknowledged by the CORRESPONDENT as its own net, indisputable and enforceable debt for all legal purposes and effects. For that reason, the CORRESPONDENT undertakes to reimburse the PRINCIPAL for said amounts that have been provenly disbursed, within five (5) days after the notice. For deposits reimbursed by the CORRESPONDENT, in the event of full or partial recovery, the PRINCIPAL shall pay the recovered amount to the CORRESPONDENT. Moreover, if any of the PRINCIPAL’s employee files any labor claim against the CORRESPONDENT, with reference to this Agreement, the amounts disbursed or deposited by the CORRESPONDENT related to such court actions, for defense, appeal or to execute the award, are hereby acknowledged by the PRINCIPAL as its own net, indisputable and enforceable debt for all legal purposes and effects. For that reason, the PRINCIPAL undertakes to reimburse the CORRESPONDENT for said amounts that have been provenly disbursed, within five (5) days after the notice.
For deposits reimbursed by the CORRESPONDENT, in the event of full or partial recovery, the PRINCIPAL shall pay the recovered amount to the PRINCIPAL.
6.3. The Parties hereby choose the e-mail as main form of communication for:
(i) qualification/authorization to act on a certain Product and service; (ii) bank information to credit the amounts arising from the Loan Transaction; and (iii) other material information for the performance of this Agreement.
6.3.1. Messages submitted by the PRINCIPAL originated from the e-mail addresses with the domain “@socinal.com.br” to the e-mail address(es) indicated by the CORRESPONDENT for the purpose set forth in this item shall be deemed received and accepted after the submission, becoming an integral part of this Agreement as exhibit. As evidence, those messages must be printed and attached to the Agreement, as an integral part of it.
6.4.Any changes to the Agreement must be formalized in writing and signed by all Parties referred in the preamble, under penalty of being void by operation of law.
6.5.The collection of information by illegal means, such as purchase of direct mail or any other form available in the market, with the purpose of offering the PRINCIPAL’s Products is prohibited, and the CORRESPONDENT and its team are responsible for preventing such practice.
6.6.The Parties represent to not employ individuals under eighteen years of age at nights, in harmful or hazardous work, and they do not employ individuals under sixteen years of age, except as apprentice, starting from the age of fourteen, pursuant to Article 7, XXXIII of the Brazilian Constitution.
6.7.This Agreement shall prevail and supersede any oral or written negotiation, obligation or agreement between the Parties before the date hereof, with purpose similar to the one herein. The Parties grant full, public, general, unchangeable and irrevocable release to the subsequent amendments, at any time and on any account.

6.8.This instrument shall be governed by the norms published by the National Monetary Council, particularly the Resolution No. 3.954 of 02/24/2011 and its amendments, with its terms fully applicable to the Parties, even if they are not transcribed herein. In the event of any conflict between the provisions herein and the provisions in the Partnership Agreement executed between the PARTIES on [******] (“Partnership Agreement”), the provisions in the Partnership Agreement shall prevail.
The Parties hereby elect the courts Central of the judicial district of São Paulo, State of São Paulo to settle any disputes arising out hereof.
IN WITNESS WHEREOF, the Parties have executed this Agreement in two (2) counterparts, same in form and content, in the presence of two undersigned witnesses.

São Paulo, December 13, 2021.

[signature]	[signature]
SOCINAL S/A – CRÉDITO, FINANCIAMENTO E INVESTIMENTO

[signature]	[signature]
PAGSEGURO INTERNET S.A.

Witnesses:
		[signature]		[signature]
	Name:	Cesar Moretti de Souza	Name:	Anderson Ramos Viana
	CPF:		CPF: